Exhibit 99.1

1201 South Second Street

Milwaukee, WI 53204

www.rockwellautomation.com

Rockwell Automation Names Patrick Goris Chief Financial Officer; Theodore Crandall to Lead Control Products and Solutions Segment

MILWAUKEE — Jan. 11, 2017 — Rockwell Automation Inc. (NYSE: ROK) has named Patrick Goris senior vice president and chief financial officer, effective Feb. 7, 2017. He will report to Blake Moret, president and chief executive officer. Goris succeeds Theodore Crandall, who has been appointed senior vice president, Control Products & Solutions (CP&S), replacing Ken Champa, who will retire later in 2017.

Goris currently serves as Rockwell Automation’s vice president, investor relations and vice president, finance, of the Architecture & Software segment. He has held roles of increasing responsibility within finance since joining Rockwell Automation in 2006. He brings over 20 years of global financial management experience, including 10 years with Graphic Packaging International before joining Rockwell Automation.

“With Patrick’s proven leadership and extensive experience, I am confident that he will seamlessly step into this role, building upon a strong legacy created by Ted and his team,” said Moret. “These changes are the result of a thoughtful and long-term leadership succession plan that maximizes the contribution of our experienced leaders while ensuring the continuous addition of new talent and perspectives for our company, customers, partners and investors.”

Crandall will continue to report to Moret and lead the overall strategy and growth of CP&S, which provides intelligent motor control products, industrial components, automation solutions and consulting services to customers around the world. Crandall’s career at Rockwell Automation has spanned more than 35 years in a broad range of finance, operations and general management roles. Crandall has been chief financial officer since 2007, having served previously as senior vice president of CP&S, the role to which he is now returning.

“CP&S is a critical part of our business in how we bring our products, services and domain expertise to global industrial organizations as they strive to become more productive and competitive,” said Moret. “Ted is a seasoned general manager, with previous experience running CP&S and a thorough understanding of how we use all of our strengths to bring The Connected Enterprise to life.”

Rockwell Automation

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About Rockwell Automation

Rockwell Automation Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 22,000 people, serving customers in more than 80 countries.

Media Contact

Kari Pfisterer

Rockwell Automation

414.382.2555

kbpfiste@ra.rockwell.com